Exhibit 99.1

News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE FIRST QUARTER 2011 RESULTS EXCEED EXPECTATIONS;
REVENUES UP 30%, OPERATING EARNINGS UP 39%,
EARNINGS PER SHARE UP 44%; FULL YEAR 2011 EPS GUIDANCE RAISED

WELLINGTON, FL, April 25, 2011 – B/E Aerospace (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced first quarter 2011 financial results.

FIRST QUARTER 2011 HIGHLIGHTS VERSUS FIRST QUARTER PRIOR YEAR

•
Revenues of $600.2 million increased 29.5 percent.  First quarter bookings of approximately $756 million were a record for any quarter and were approximately 48 percent greater than the same period of the prior year.  First quarter orders included double digit increases for both commercial aircraft spares and consumables.

•	Operating earnings of $100.1 million increased 39.0 percent. Operating margin of 16.7 percent expanded 120 basis points.
•	Net earnings were $50.3 million; earnings per diluted share were $0.49 and increased 44.1 percent.
•	Full-year 2011 earnings per share guidance raised by $0.05 per share to approximately $2.00 per diluted share.

FIRST QUARTER CONSOLIDATED RESULTS

First quarter 2011 revenues of $600.2 million increased $136.7 million, or 29.5 percent, as compared with the same period of the prior year.  First quarter 2011 results reflect the acquisitions of TSI Group, Inc. (TSI) and Satair A/S’s aerospace fastener distribution business (Satair) (the 2010 acquisitions).  Revenue growth for the first quarter of 2011 excluding the 2010 acquisitions from both periods was 17.3 percent.

First quarter 2011 operating earnings of $100.1 million increased 39.0 percent on the aforementioned 29.5 percent increase in revenues.  Operating margin was 16.7 percent and expanded 120 basis points as compared with the prior year period.  Operating earnings growth and operating margin expansion were driven by the higher sales volume, improved revenue mix and ongoing operational efficiency initiatives.

First quarter 2011 net earnings were $50.3 million.  Earnings per diluted share of $0.49 increased 44.1 percent as compared with the prior year period.

First quarter 2011 free cash flow was $50.5 million and represents a free cash flow conversion ratio of 100.4 percent of net earnings.

Commenting on the company’s recent performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “Our first quarter results included record quarterly bookings, up 48 percent, revenues up 30 percent, operating earnings up 39 percent and earnings per share up 44 percent.  The record bookings performance was driven by strong orders for a broad range of aircraft interior equipment for both new buy and aftermarket retrofit programs and a double digit growth rate in consumables orders.  The 30 percent revenue growth was driven by 35 percent revenue growth for the commercial aircraft segment and 24 percent revenue growth for the consumables management segment. The 120 basis point expansion in operating margin was driven by significant margin improvements in both the commercial aircraft and business jet segments, and the better than expected margin performance for our consumables management segment which reported only a 50 basis point decline in spite of the margin drag from the Satair acquisition.”

“Based on our record backlog, both booked and awarded but unbooked, of approximately $6.0 billion, our expectation for continued growth in passenger travel and attendant increases in capacity, and on our expectation of higher levels of wide-body aircraft deliveries in 2011, today we have raised our full year 2011 guidance to approximately $2.00 per diluted share,” concluded Mr. Khoury.

Free cash flow and free cash flow conversion ratio are non-GAAP financial measures.   For more information see “Reconciliation of Non-GAAP Financial Measures.”

FIRST QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

REVENUES
Three Months Ended March 31,
($ in millions)

Segment	2011	2010	% Change
Commercial aircraft	$310.3	$230.1	34.9%
Consumables management	230.8	186.1	24.0%
Business jet	59.1	47.3	24.9%
Total	$600.2	$463.5	29.5%

OPERATING EARNINGS
Three Months Ended March 31,
($ in millions)
Segment	2011	2010	% Change
Commercial aircraft	$49.3	$33.8	45.9%
Consumables management	44.6	36.8	21.2%
Business jet	6.2	1.4	342.9%
Total	$100.1	$72.0	39.0%

First quarter 2011 commercial aircraft segment (CAS) revenues of $310.3 million increased 34.9 percent as compared with the prior year period.  CAS first quarter 2011 operating earnings of $49.3 million increased 45.9 percent and operating margin of 15.9 percent expanded 120 basis points as compared with the prior year period, primarily due to an improved revenue mix and ongoing operational efficiency initiatives.  Margin expansion at CAS was also aided by a year-over-year double digit increase in CAS spares sales.

First quarter 2011 consumables management segment (CMS) revenues of $230.8 million increased 24.0 percent and operating earnings of $44.6 million increased 21.2 percent, as compared with the first quarter of 2010.  Operating margin of 19.3 percent was 50 basis points lower than the prior year due to the margin drag from the Satair acquisition.

First quarter 2011 business jet segment revenues of $59.1 million increased by $11.8 million or 24.9 percent as compared with the prior year period. Operating earnings of $6.2 million increased $4.8 million or 342.9 percent as compared with the prior year period.  Current period operating margin of 10.5 percent expanded by 750 basis points, reflecting both the increase in revenues and an improved mix of revenues.

LIQUIDITY AND BALANCE SHEET METRICS

First quarter 2011 free cash flow was $50.5 million and represents a free cash flow conversion ratio of 100.4 percent.  As of March 31, 2011, cash was $120.8 million, net debt, which represents total debt of $1.246 billion less cash, was $1.125 billion and the company’s net debt-to-net capital ratio was 40.0 percent.  As of March 31, 2011, the company had no borrowings outstanding on its $750 million revolving credit facility and has no debt maturities until July 2018.

BOOKINGS

Bookings during the first quarter of 2011 were approximately $756 million, a quarterly record. Backlog at the end of the quarter was approximately $3.2 billion, an increase of approximately 19 percent as compared with the company’s March 31, 2010 backlog.  Supplier furnished equipment (SFE) awards increased to $2.8 billion.  As a result, total backlog, both booked and awarded but unbooked, expanded to a record $6.0 billion, an increase of 13 percent as compared with March 31, 2010.

OUTLOOK

Commenting on the company’s outlook, Mr. Khoury stated, “The global economy and global passenger traffic continued to recover, in spite of a number of challenges, including the effects of the tragic Japanese earthquake and tsunami, unprecedented unrest in the Middle East, the negative impact of record winter snowstorms, and the upward pressure on oil prices.  Our airline customers have responded rationally by carefully managing capacity and passing on cost increases in an orderly fashion.   U.S. airlines have successfully implemented approximately 8 fare increases so far this year, more or less offsetting the higher cost of fuel.  Order rates for spares and consumables continue to grow at double digit rates.  In addition, due to record wide-body backlogs at the major OEMs, wide-body aircraft deliveries are expected to increase approximately 25 percent in 2011 as compared to 2010 deliveries and to continue to catalyze retrofit activity.  These factors, together with our solid first quarter 2011 financial performance formed the basis for the increase in our financial guidance which was announced today.”

The company’s financial guidance for 2011 is as follows:

•
The company expects orders and backlog to continue to grow in 2011.  Specifically, the company expects increasing aftermarket demand for consumables and commercial aircraft segment spares driven by the continuing growth in passenger traffic and capacity.  The company also expects an increase in orders arising from the expected acceleration in deliveries of new wide-body aircraft beginning in 2011.

•
Strong orders for both commercial aircraft segment spares and consumables in the first quarter of 2011 are sufficiently encouraging that the company is increasing full year 2011 earnings per diluted share guidance by $0.05 per share to approximately $2.00 per diluted share.

•
The 2011 free cash flow conversion ratio is expected to be approximately 100 percent.  Free cash flow in the second half of 2011 is expected to be stronger than the first half of the year due to the expected timing of capital expenditures.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the company’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, the Company does not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate approximately 50 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED
	March 31,	March 31,
	2011	2010

Revenues	$600.2	$463.5
Cost of sales	377.5	295.7
Selling, general and administrative	85.4	68.7
Research, development and engineering	37.2	27.1

Operating earnings	100.1	72.0

Operating earnings, as a percentage of revenues	16.7%	15.5%

Interest expense, net	26.2	20.8

Earnings before income taxes	73.9	51.2

Income taxes	23.6	17.4

Net earnings	$50.3	$33.8

Net earnings per common share:

Basic	$0.50	$0.34
Diluted	$0.49	$0.34

Weighted average common shares:

Basic	100.9	99.5
Diluted	101.7	100.5

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	March 31,	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$120.8	$78.7
Accounts receivable, net	336.9	285.4
Inventories, net	1,412.8	1,372.0
Deferred income taxes, net	35.4	36.0
Other current assets	34.4	37.4
Total current assets	1,940.3	1,809.5
Long-term assets	1,633.8	1,608.5
	$3,574.1	$3,418.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$513.6	$453.9
Total long-term liabilities	1,371.0	1,360.1
Total stockholders' equity	1,689.5	1,604.0
	$3,574.1	$3,418.0

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	Fiscal Year Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$50.3	$33.8
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisition:
Depreciation and amortization	15.5	12.5
Provision for doubtful accounts	0.1	0.3
Non-cash compensation	6.4	6.9
Loss on disposal of property and equipment	0.2	0.4
Tax benefits realized from prior exercises of employee stock options	(5.6)	--
Deferred income taxes	14.2	16.1

Changes in operating assets and liabilities:
Accounts receivable	(45.3)	(45.8)
Inventories	(31.8)	(26.0)
Other current assets and other assets	5.3	(1.7)
Accounts payable and accrued liabilities	51.5	51.0
Net cash flows provided by operating activities	60.8	47.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10.3)	(9.3)
Acquisitions, net of cash acquired	(17.5)	--
Net cash flows used in investing activities	(27.8)	(9.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Tax benefits realized from prior exercises of employee stock options	5.6	--
Principal payments on long-term debt	(0.1)	(0.2)
Borrowings on line of credit	30.0	--
Repayments on line of credit	(30.0)	--
Net cash flows provided by (used in) financing activities	5.5	(0.2)

Effect of foreign exchange rate changes on cash and cash equivalents	3.6	(4.2)

Net increase in cash and cash equivalents	42.1	33.8
Cash and cash equivalents, beginning of year	78.7	120.1
Cash and cash equivalents, end of year	$120.8	$153.9

BE AEROSPACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes “free cash flow” and “free cash flow conversion ratio” each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities and Exchange Act of 1934.

The company defines “free cash flow” as net cash flows provided by operating activities less capital expenditures.  The company uses free cash flow to provide investors with an additional perspective on the company’s cash flow provided by operating activities after taking into account reinvestments.  Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  The company defines “free cash flow conversion ratio” as free cash flow expressed as a percentage of the company’s net earnings.  The company uses free cash flow conversion ratio to provide investors with a measurement of its ability to convert earnings into free cash flow.

Pursuant to the requirements of Regulation G of the Securities and Exchange Act of 1934, we are providing the following table that reconciles free cash flow to the most comparable GAAP financial measure:

RECONCILIATION OF NET CASH FLOW PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW
(In Millions)

Three
Months Ended
March 31,
2011

Net cash flow provided by operating activities	$60.8
Capital expenditures	(10.3)
Free cash flow	$50.5